Exhibit 99.1



News Release                                                  TENGTU [LOGO]


FOR IMMEDIATE RELEASE

Media contact:
ALI MAHDAVI
GENOA MANAGEMENT
TEL:  416-962-3300 X.225


                TENGTU SHAREHOLDERS APPROVE ACQUISITION OF 100 %
       OF JOINT VENTURE FINALIZATION AND IMPLEMENTATION OF RESTRUCTURING
                      TRANSACTION EXPECTED WITHIN 60 DAYS

TORONTO & BEIJING - JANUARY 21, 2004: Tengtu International Corp. ("Tengtu" or "the Company") (OTCBB:TNTU) announced today that shareholders at the annual general meeting approved the restructuring proposal that will allow the Company to proceed with the acquisition of the 43 percent of its Chinese joint venture, Tengtu United, not currently owned by the Company. Completion of the restructuring transaction, expected in the next 60 days, will entitle the Company to 100% of Tengtu United's profits and intellectual property and provide Tengtu with irrevocable proxies and control over all of the entities operating Tengtu United's business in China.

In other business conducted at the meeting, shareholders elected William Ballard, John McBride and Thomas Pladsen as directors of the Company and ratified the appointment of Moore Stephens, P.C. as auditors for the fiscal year ending June 30, 2004.

In his remarks to the meeting, William Ballard, the Company's Chairman, stated, "Our objective is to build a distribution network in China that ultimately will offer our shareholders a broad and durable platform for revenue diversification and earnings growth. Through this restructuring, we have streamlined our operations and strengthened our management team in China to help us achieve this objective."

Established in 1996, Tengtu International Corp. is a developer, marketer, distributor, and integrator of distance learning solutions and e-education software. Tengtu International Corp. controls 57 percent of the joint venture that has been chosen by China's Ministry of Education to be the operating partner in the deployment of China's national education portal and distance learning network (CBERC). The objective of this system is to make computerized education available to 250 million students in China's approximately 800,000 primary and secondary schools over the next 10 years. Tengtu International Corp. and its joint venture partner, Tengtu China, employ more than 400 people in offices in Asia and North America.

Tengtu has more than 35,000 schools and 17.5 million students connected to its information network in China.

For more information please visit WWW.TENGTU.COM. To be added to Tengtu's email list for Company news, please send your email address to INFO@TENGTU.COM.

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Portions of this document include "forward-looking statements", which may be understood as any statement other than a statement of historical fact. Forward-looking statements contained in this document are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from management's expectations and projections expressed in this document. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report on Form 10-KSB and other reports filed with the Securities and Exchange Commission.


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